                                                                    ATTACHMENT I


IBM REPORTS 2003 SECOND-QUARTER RESULTS

o Diluted earnings per share of $.98 from continuing operations increased 292 percent in the second quarter, or 10 percent excluding year-ago period charges;

o Income from continuing operations of $1.7 billion grew 288 percent year over year, or 11 percent excluding the charges;

o Second-quarter revenues from continuing operations of $21.6 billion, up 10 percent

            ARMONK, N.Y., July 16, 2003 . . . IBM today announced second-quarter 2003 diluted earnings per common share of $.98 from continuing operations compared with diluted earnings per common share of $.25 in the prior-year period, an increase of 292 percent. Diluted earnings per share grew 10 percent year over year after excluding incremental charges of $1.1 billion after tax, or $.64 from the year-ago period for 2002 actions. Income from continuing operations for the second- quarter 2003 was $1.7 billion compared with $445 million in the second quarter of 2002, an increase of 288 percent. Second-quarter 2003 income from continuing operations grew 11 percent excluding the charges from the prior-year period for 2002 actions. Revenues from continuing operations for the second quarter were $21.6 billion, up 10 percent (3 percent at constant currency) compared with the second quarter of 2002 revenues of $19.7 billion.

            Samuel J. Palmisano, IBM chairman and chief executive officer, said:
"Once again, IBM delivered a solid quarter despite the challenging economic environment. We continued our momentum from the first quarter and grew revenues and earnings per share and gained market share in our strategic businesses. Further, we are benefiting from our acquisitions, as well as the restructuring actions we took last year. Most importantly, we are encouraged by the acceptance of our e-business on demand strategy as more customers realize the productivity gains associated with becoming an on demand business.

            "IBM Global Services delivered strong double-digit revenue growth reinforcing our leadership position in IT services. We are also very pleased with our continued momentum in the small and medium-sized businesses, strengthened by a new line of 'Express' solutions aimed squarely at the needs of this fast growing customer base. In addition, IBM eServers also generated strong growth, particularly in our xSeries systems and UNIX-based IBM pSeries.

            "Finally, we believe the industry will continue to evolve where business process insight combined with technology leadership will be what customers want to ensure the success of their companies. And while it is difficult to predict the certainty of an economic rebound, IBM is in the best position to benefit further from any upturn in the market or the economy overall."

            In the Americas, second-quarter revenues from continuing operations were $9.5 billion, an increase of 5 percent (5 percent at constant currency) from the 2002 period. Revenues from Europe/Middle East/Africa were $6.9 billion, up 23 percent (3 percent at constant currency). Asia-Pacific revenues improved 12 percent (6 percent at constant currency) to $4.6 billion. OEM revenues across all geographies decreased 30 percent (31 percent at constant currency) to $588 million compared with the second quarter of 2002.

            Revenues from Global Services, including maintenance, increased 23 percent (14 percent at constant currency) in the second quarter to $10.6 billion aided by the addition of the former PwC Consulting business. Global Services revenues, excluding maintenance, increased 25 percent (17 percent at constant currency). IBM signed $10.7 billion in services contracts in the quarter and ended the quarter with an estimated backlog of $112 billion.

            Total hardware revenues from continuing operations decreased 1 percent (6 percent at constant currency) to $6.6 billion from the 2002 second quarter. Systems Group revenues, which include IBM eServers and storage systems products, were $3.2 billion, up 10 percent (3 percent at constant currency). In eServers, xSeries Intel processor- based servers and pSeries UNIX-based servers grew revenues. Revenues from iSeries midrange servers increased (down at constant currency). Revenues from zSeries mainframe servers declined as MIPS (millions of instructions per second) -- a measure of total delivery of mainframe computing power -- declined 7 percent versus the year-ago period. Notably, in May, the new on demand enterprise mainframe, z990, was introduced. Storage systems revenues were up largely as a result of demand for disk storage, particularly high-end Shark and midrange FAStT products.

            Also in the second-quarter 2003, Personal Systems Group revenues declined 3 percent (8 percent at constant currency) to $2.7 billion primarily from lower revenues for personal computers. Technology Group revenues were $659 million, down 34 percent (35 percent at constant currency) partly for actions taken in 2002 including the divestiture of multiple non-core businesses, to refocus and direct the Microelectronics Division to high-end foundry, ASICs and standard products, while building a technology services business.

            Revenues from Software increased 6 percent (down 2 percent at constant currency) to $3.5 billion compared with the prior year's second quarter. Middleware brands, which include WebSphere and DB2 product families, grew revenues 7 percent (down 1 percent at constant currency) to $2.7 billion in the second quarter of 2003. Operating systems revenues increased 5 percent (down 2 percent at constant currency) to $589 million compared with the year-ago period. The post-acquisition results of operations for Rational, acquired in the first-quarter 2003, are included in the software segment results.

            WebSphere, IBM's family of e-business on demand middleware products, grew revenues 14 percent (6 percent at constant currency) from a year ago. IBM's leading database management software, DB2, improved revenues 16 percent (7 percent at constant currency). Revenues from Tivoli increased 9 percent (flat at constant currency) and Lotus revenues declined 3 percent (12 percent at constant currency).

            Global Financing revenues decreased 18 percent (24 percent at constant currency) in the second quarter to $672 million. Revenues from the Enterprise Investments/Other area, which includes industry- specific IT solutions, increased 6 percent (down 1 percent at constant currency) compared to the second quarter of 2002 to $240 million.

            The company's total gross profit margin from continuing operations was 37.0 percent in the 2003 second quarter, unchanged from the same period in 2002.

            In the second quarter of 2003, total expense and other income from continuing operations was $5.5 billion, compared with $6.7 billion in the year-ago period which included incremental pre-tax charges of $1.6 billion associated with the realignment of the Microelectronics Division and productivity actions in the second-quarter 2002.

     In the quarter, selling, general and administrative expense was $4.5 billion including expense associated with the recent acquisitions of the former PwC Consulting and Rational, compared with year-ago expense of $5.3 billion which included pre-tax charges of $1.1 billion for second-quarter 2002 actions. Research, development and engineering expense increased 2 percent largely due to acquisitions. Intellectual property and custom development income declined
18 percent, and, despite higher foreign exchange losses on hedging contracts, other (income) and expense had a lower negative impact versus the year-ago quarter that included the 2002 actions as well.

            IBM's tax rate from continuing operations in the second quarter was
30.0 percent compared with 25.3 percent in the second quarter of 2002. The prior-year rate was lower due to the tax effect of the second-quarter actions.

            For total operations, net income for the second-quarter 2003, including discontinued operations, was $1.7 billion, or $.97 per diluted common share, compared with second-quarter 2002 net income of $56 million which included $1.4 billion in charges after tax associated with second-quarter actions, or $.03 per diluted share after $.81 per diluted share for the charges.

            IBM spent approximately $106 million on share repurchases in the second quarter. There were 1.73 billion basic common shares outstanding at June 30, 2003. The average number of diluted common shares outstanding in the quarter was 1.76 billion compared with 1.73 billion shares in the same period of 2002.

            Debt, including Global Financing, totaled $23.8 billion, a decline of $2.2 billion from year-end 2002. Under a management segment view, the non-global financing debt-to-capitalization ratio was 3.7 percent at June 30, 2003, and Global Financing debt declined $861 million from year-end 2002 to a total of $23.0 billion, resulting in a debt-to- equity ratio of 6.7 to 1.

     Income from continuing operations for the six months ended June 30, 2003 was $3.1 billion compared with $1.7 billion for the same period of 2002 which included charges of $1.1 billion after tax associated with second-quarter 2002 actions. Diluted earnings per common share from continuing operations was $1.77 compared with $.98 after the second-quarter charges of $.64 per diluted share. Revenues from continuing operations for the six months ended June 30, 2003 totaled $41.7 billion, up 11 percent (4 percent at constant currency) compared with $37.7 billion for the six months of 2002.

            For total operations, net income for the six months of 2003, including discontinued operations, was $3.1 billion, or $1.75 per diluted common share, compared with the six months of 2002 net income of $1.2 billion which included $1.4 billion in charges after tax associated with second-quarter 2002 actions, or $.71 per diluted share after $.81 per diluted share for the charges.

Forward-Looking and Cautionary Statements
     Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission (SEC).

Presentation of Information in this Press Release
     This release includes certain non-GAAP financial measures, as defined under SEC rules. The company provides a reconciliation of those measures to the most directly comparable GAAP measures and a list of the reasons why the company uses these measures, as part of the supplementary materials being presented within the second-quarter earnings materials. These materials are available on the IBM investor relations website at www.ibm.com/investor.

Conference Call and Webcast
     IBM's regular quarterly earnings conference call is scheduled to begin at 4:30 p.m. EDT, today. Investors may participate by viewing the webcast at www.ibm.com/investor/2q03.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS
            (Unaudited; Dollars in millions except per share amounts)


                          Three Months               Six Months
                         Ended June 30,            Ended June 30,

                                   Percent                   Percent
                     2003     2002  Change     2003     2002  Change
                  -------  ------- -------  -------  ------- -------
REVENUE

 Global Services  $10,635   $8,661    22.8% $20,804  $16,890    23.2%
  Gross margin       25.9%    26.3%            25.4%    26.1%

 Hardware           6,613    6,672    -0.9%  12,421   12,556    -1.1%
  Gross margin       26.9%    24.8%            26.8%    24.6%

 Software           3,471    3,266     6.2%   6,600    6,163     7.1%
  Gross margin       86.2%    84.7%            85.4%    83.0%

 Global Financing     672      825   -18.4%   1,377    1,608   -14.4%
  Gross margin       54.6%    56.8%            56.8%    56.7%

 Enterprise Investments/
 Other                240      227     5.8%     494      464     6.6%
  Gross margin       41.9%    45.8%            39.2%    51.1%


TOTAL REVENUE      21,631   19,651    10.1%  41,696   37,681    10.7%


GROSS PROFIT        7,998    7,270    10.0%  15,231   13,770    10.6%
  Gross margin       37.0%    37.0%            36.5%    36.5%


EXPENSE AND OTHER INCOME

 S,G&A              4,460    5,288   -15.7%   8,675    9,311    -6.8%
  % of revenue       20.6%    26.9%            20.8%    24.7%

 R,D&E              1,226    1,198     2.3%   2,421    2,333     3.8%
  % of revenue        5.7%     6.1%             5.8%     6.2%

 Intellectual property
  and custom development
  income             (199)    (243)  -18.0%    (481)    (539)  -10.8%
 Other (income)
  and expense           4      399   -98.9%      88      194   -54.6%
 Interest expense      41       33    25.1%      81       63    28.6%

TOTAL EXPENSE AND
OTHER INCOME        5,532    6,675   -17.1%  10,784   11,362    -5.1%
  % of revenue       25.6%    34.0%            25.9%    30.2%

INCOME FROM CONTINUING
OPERATIONS BEFORE
INCOME TAXES        2,466      595   314.4%   4,447    2,408    84.6%
  Pre-tax margin     11.4%     3.0%            10.7%     6.4%

Provision for
income taxes          741      150   392.1%   1,335      679    96.4%
  Effective tax
  rate               30.0%    25.3%            30.0%    28.2%

INCOME FROM CONTINUING
OPERATIONS         $1,725     $445   288.1%  $3,112   $1,729    80.0%
  Net margin          8.0%     2.3%             7.5%     4.6%

DISCONTINUED OPERATIONS
Loss from discontinued
operations            (20)    (389)             (23)    (481)

NET INCOME         $1,705      $56 2,951.4%  $3,089   $1,248   147.5%
                   ======   ======           ======   ======


                                      -6-

EARNINGS/(LOSS)PER SHARE
OF COMMON STOCK:

 ASSUMING DILUTION
  CONTINUING
   OPERATIONS       $0.98    $0.25   292.0%   $1.77    $0.98    80.6%
  DISCONTINUED
   OPERATIONS       (0.01)   (0.22)           (0.01)   (0.28)
                   ------   ------           ------   ------
  TOTAL             $0.97    $0.03 3,133.3%   $1.75*   $0.71*  146.5%
                   ======   ======           ======   ======

 BASIC
  CONTINUING
   OPERATIONS       $1.00    $0.26   284.6%   $1.80    $1.01    78.2%
  DISCONTINUED
   OPERATIONS       (0.01)   (0.23)           (0.01)   (0.28)
                   ------   ------           ------   ------
  TOTAL             $0.99    $0.03 3,200.0%   $1.79    $0.73   145.2%
                   ======   ======           ======   ======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  ASSUMING
   DILUTION       1,763.7  1,730.4          1,761.1  1,741.7
  BASIC           1,729.8  1,705.0          1,727.6  1,711.7


* Does not total due to rounding.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)



                                         At           At
(Dollars in millions)               June 30, December 31,  Percent
                                       2003         2002    Change
                                   --------- -----------   -------
ASSETS

 Cash, cash equivalents,
 and marketable securities           $5,821       $5,975     -2.6%

 Receivables - net, inventories,
 prepaid expenses                    33,974       35,677     -4.8%

 Plant, rental machines,
 and other property - net            14,560       14,440      0.8%

 Investments and other assets        42,583       40,392      5.4%
                                   --------     --------

TOTAL ASSETS                        $96,938      $96,484      0.5%
                                   ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                     $4,873       $6,031    -19.2%
 Long-term debt                      18,972       19,986     -5.1%
                                   --------     --------
 Total debt                          23,845       26,017     -8.3%

 Accounts payable, taxes,
 and accruals                        26,638       28,519     -6.6%

 Other liabilities                   19,882       19,166      3.7%
                                   --------     --------
TOTAL LIABILITIES                    70,365       73,702     -4.5%

STOCKHOLDERS' EQUITY                 26,573       22,782     16.6%
                                   --------     --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                $96,938      $96,484      0.5%
                                   ========     ========


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                       SECOND QUARTER 2003
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    --------- Revenue -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------
SEGMENTS

Global Services          $10,635     $695   $11,330    $1,168     10.3%
          % change          22.8%    -6.2%     20.5%     65.4%

Systems Group              3,221      182     3,403       396     11.6%
          % change           9.8%    13.8%     10.0%    117.6%

Personal Systems Group     2,723       44     2,767        (8)    -0.3%
          % change          -2.7%    33.3%     -2.3%     77.1%

Technology Group             659      237       896      (111)   -12.4%
          % change         -34.3%    19.1%    -25.5%     88.2%

Software                   3,471      390     3,861       850     22.0%
          % change           6.2%    23.8%      7.8%     -6.9%

Global Financing             681      307       988       296     30.0%
          % change         -16.7%    59.1%     -2.3%     24.9%

Enterprise Investments       227        1       228       (87)   -38.2%
          % change           1.8%     0.0%      1.8%     -7.4%

TOTAL SEGMENTS            21,617    1,856    23,473     2,504     10.7%
          % change           9.7%    13.0%     10.0%    155.8%

Eliminations / Other          14   (1,856)   (1,842)      (38)

TOTAL IBM                $21,631       $0   $21,631    $2,466     11.4%
          % change          10.1%              10.1%    314.4%



                                       SECOND QUARTER 2002
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    --------- Revenue -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------

SEGMENTS

Global Services           $8,661     $741    $9,402      $706      7.5%

Systems Group              2,934      160     3,094       182      5.9%

Personal Systems Group     2,800       33     2,833       (35)    -1.2%

Technology Group           1,003      199     1,202      (943)   -78.5%

Software                   3,266      315     3,581       913     25.5%

Global Financing             818      193     1,011       237     23.4%

Enterprise Investments       223        1       224       (81)   -36.2%

TOTAL SEGMENTS            19,705    1,642    21,347       979      4.6%

Eliminations / Other         (54)  (1,642)   (1,696)     (384)

TOTAL IBM                $19,651       $0   $19,651      $595      3.0%


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                       SIX MONTHS 2003
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    --------- Revenue -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------

SEGMENTS

Global Services          $20,804   $1,394   $22,198    $2,151      9.7%
          % change          23.2%     0.9%     21.5%     20.9%

Systems Group              5,867      362     6,229       591      9.5%
          % change           8.3%    11.0%      8.4%     64.6%

Personal Systems Group     5,113       80     5,193       (77)    -1.5%
          % change          -3.7%    73.9%     -3.1%   -356.7%

Technology Group           1,401      411     1,812      (122)    -6.7%
          % change         -27.5%    -5.5%    -23.5%     88.7%

Software                   6,600      777     7,377     1,489     20.2%
          % change           7.1%    43.4%     10.0%      1.1%

Global Financing           1,382      602     1,984       569     28.7%
          % change         -12.9%    58.8%      1.0%     24.0%

Enterprise Investments       468        2       470      (154)   -32.8%
          % change           3.1%     0.0%      3.1%    -14.9%

TOTAL SEGMENTS            41,635    3,628    45,263     4,447      9.8%
          % change          10.3%    16.6%     10.8%     54.2%

Eliminations / Other          61   (3,628)   (3,567)        0

TOTAL IBM                $41,696       $0   $41,696    $4,447     10.7%
          % change          10.7%              10.7%     84.6%



                                       SIX MONTHS 2002
                         ----------------------------------------------
                                                       Pre-tax
                                                        Income
                                                        (Loss)
                                                          From
(Dollars in millions)    --------- Revenue -------- Continuing  Pre-tax
                         External Internal    Total Operations   Margin
                         -------- --------  ------- ----------  -------

SEGMENTS

Global Services          $16,890   $1,381   $18,271    $1,779      9.7%

Systems Group              5,418      326     5,744       359      6.3%

Personal Systems Group     5,311       46     5,357        30      0.6%

Technology Group           1,933      435     2,368    (1,082)   -45.7%

Software                   6,163      542     6,705     1,473     22.0%

Global Financing           1,586      379     1,965       459     23.4%

Enterprise Investments       454        2       456      (134)   -29.4%

TOTAL SEGMENTS            37,755    3,111    40,866     2,884      7.1%

Eliminations / Other         (74)  (3,111)   (3,185)     (476)

TOTAL IBM                $37,681       $0   $37,681    $2,408      6.4%




Contact:  IBM
          Bill Hughes, 914/499-6565
          bhughes@us.ibm.com

                                                               ATTACHMENT II

Thanks and good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us.

At this time, the opening page of the presentation should have automatically loaded -- and you should be on Chart 1 -- the title page.

After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives:

         There is a link on the index page so you can download the entire set of charts for printing.

         Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In roughly an hour, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

And finally, a replay of this webcast will be available on this website by this time tomorrow.

Let me also point out that this presentation includes certain non-GAAP financial measures in an effort to provide additional information on the Company's results.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find reconciliation charts at the end.


Now, please click on the Next button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Please click again on the Next button for Chart 3.

Now, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thank you Hervey.

IBM had another solid quarter.

     o We had $21.6 billion of revenue, up 10% as reported, up 3% at constant currency.

     o We delivered $2.5 billion of pretax profit from Continuing Operations, and 98 cents in earnings per share.

          > The year-to-year comparisons in the 2nd quarter were affected by the $1.6 billion charge we took last year.

          > If we back out these charges, consistent with most investors' models, pretax profit was up 11% and earnings per share were up 10% year-to-year.

     o    Our Cash Flow was strong, relative to its normal seasonality.

          > Our Net Cash from Operations, excluding Global Financing Receivables, was very strong in the 2nd quarter.

          > We also track our cash collected from customer revenue. This continued to be well managed.

     o    Our Balance Sheet also remains strong with:

          >    Global Financing leverage declining to 6.7, and,

          >    the Non-Global Financing Debt-to-Capital at just 3.7%.

These are good, solid results.

          >    It is a tough market out there.

          > We expect that when all companies have reported, we continued to gain share in key areas.

          > Our business in the Communications and Industrial sectors picked up, as did our business with Small and Medium-sized Businesses. Our Public Sector business continued to have the strongest growth.

          > We managed our costs and expenses well. We continued to make progress on turning IBM into an on demand company.

But we think we can and will do better as the 2nd half evolves.

          > Our Microelectronics Division can get better yields in some of its newer product lines.

          > Our Software business can ramp up its new initiatives with Small and Medium Businesses to take advantage of those growth opportunities.

          > In the first two weeks of July, we have already signed some significant contracts for our Global Services, and we continue to work a strong pipeline.

          > We will roll out important functions for our new z990, or T-Rex. Both encryption and expanded channel capacity will be available around the end of the 3rd quarter.

I don't need to remind investors that 2nd-half economic recoveries were expected back in 2001 and again in 2002. And while some may argue it's more likely this year, we're going to take a very pragmatic view.

We have increased our focus on execution within our on demand strategy, and if the economy does pick up, we will benefit from that as we continue to gain share.

Our business model continues to buffer us on the downside, while enabling us to take advantage on the upside.

You know that more than half our profit comes from annuity-like businesses -- existing services contracts, monthly-license software, maintenance contracts and financing contracts.

And in our transaction-based businesses, consulting, single-license software, servers and storage, our consistent share gains demonstrate that we are extremely competitive.

Finally, our intense focus on our integrated supply chain continues to improve our efficiencies.

In light of our performance through the 1st half, and the strength of this business model, we remain on track to meet the analysts' full-year average revenue and profit.

Now let's get into the details of the 2nd quarter, starting with Revenue -- Chart 4.

2Q03 REVENUE
------------

For comparison to other companies, Total Revenue in the 2nd quarter was up 10% as reported, and it was up 3% at constant currency.

This 10% growth follows our 11% growth in the 1st quarter, and reflects both our strategic shift in the use of cash for acquisitions and our continued share gains.

Revenue for Global Services, half of IBM's revenue, was up 23% year-to-year as reported in the quarter, and up 14% at constant currency.

          o Strategic Outsourcing and Business Consulting Services maintained similar growth rates to the 1st quarter, although IT Services slowed.

          o We continue to make good progress on the integration of PwC Consulting into the fabric of IBM.

Hardware revenue in the 2nd quarter declined 1% as reported and 6% at constant currency, just as in the 1st quarter.

          o Year-to-year growth picked up for the Systems Group this quarter, due to improved performance in our Storage and zSeries offerings. And the pSeries and xSeries continued their strong growth.

          o    But Microelectronics OEM business slowed further.

Software revenue grew 6% as reported but declined 2% at constant currency.

          o    Our performance reflected the software market, plus,

          o    we had a strong quarter from our Rational acquisition.

Global Financing revenue declined 18% as reported, and 24% at constant currency.

          o The declining asset base and interest rates continued to drive revenue decline.

                    Income-generating assets were down 7% as reported from last year, and financing originations were $9 billion in the quarter.

          o In addition, used sales declined from a strong 2nd quarter last year.

Now please click on the Next button for Chart 5, and we'll discuss our revenue by geography.

IBM GEOGRAPHIC REVENUE
----------------------

From a Geographic perspective:

     o Americas and Asia Pacific continued to be the strongest regions, based on constant currency.

     o Americas' growth slowed a little due to Latin America and Canada, but the US continued to show a little better performance.

     o    In the Asia Pacific region:

          >    Japan, which is 60% of Asia Pacific's revenue, remained flat;

          >    but we saw continued strong performance in the ASEAN region

          >    and our business in China started to pick up.

     o    Europe remained the weakest geography. Of our major countries there:

          > the UK had the strongest growth, improving on its 1st-quarter performance, and

          >    Italy and Germany declined.


Our OEM business, which makes up just 3% of IBM's revenue, did fall off further than in the 1st quarter.

     o Remember, we are exiting two low-margin businesses, our Displays and Electronic Card Manufacturing and Test. Their combined revenues dropped from about $300 million in last year's 2nd quarter to just

          $50 million this quarter.

     o And our OEM logic revenue growth rate slowed, from 18% growth in the 1st quarter to 9% decline in the 2nd quarter. We'll expand on this shortly.

Now let me give you an additional view of our revenue, by Customer Sector, Chart 6.

2Q03 REVENUE -- INDUSTRY SECTOR
-------------------------------

This chart shows our five worldwide industry sectors, as well as our important Small and Medium Business customers.

As I've said before, while we report our results by brand and by geography, our go-to-market strategy is based on customer requirements.

There were some interesting shifts from the 1st quarter's performance.

     o Our revenue from Small and Medium Businesses accelerated in the 2nd quarter to 17% growth.

               This group of customers, with less than 1000 employees, is very important to IBM, generating 23% of our Geographies' revenue in the first half.

     o    Our Communications sector picked up.

               Telecommunications was OK, but we also saw strength from Media & Entertainment companies, particularly in the Americas.

     o    Our Industrial sector also picked up in the 2nd quarter.

               This mainly came from Chemical and Petroleum as well as Automotive businesses, again, strongest in the Americas.

     o Also, Public Sector, which is 16% of our Geographies' revenue, remains our strongest performer, with 19% growth.

               Government spending continued to drive this, while Education was down.

On the other hand, a couple of sectors eased up in the 2nd quarter.

     o The Distribution Sector, notably Retail which fell off in all geographies.

     o And the Financial Services Sector, notably banks in the Americas and Europe, also fell off.

Now let's turn to Gross Profit -- Chart 7.

2Q03 GROSS PROFIT MARGIN
------------------------

Total gross profit margin in the 2nd quarter was 37%, unchanged from last year's 2nd quarter, but up a percentage point from the 1st quarter.

     Global Services gross profit margin improved relative to the 1st quarter.

          o Year-to-year it was down just four tenths of a point, the largest factor still being our changing mix with the addition of the former PwC Consulting.

          o But the 1-point improvement from the 1st quarter reflected better performance in every geography's service offerings, except Business Consulting Services and IT Services in Europe.

     Gross profit margins in Hardware and Software both improved year-to-year and sequentially.

     Contributing to the improvement in gross profit margin is our technology advantages and also our intense focus on our integrated supply chain, and a little help from currency.

          At our May analyst meeting, Sam Palmisano raised the bar for the Integrated Supply Chain team in 2003, and they have been delivering with savings in:

               o    Procurement from better leveraging IBM's size
               o    Productivity and process improvements
               o    Product design, and
               o    Sourcing.

          I'll have some more on gross profit when I get into a discussion of the business units.

Now let's turn to Expense -- Chart 8.

2Q03 EXPENSE SUMMARY CHART
--------------------------

Total Expense and Other Income declined 17% in the 2nd quarter, as reported, but of course that reflects the $1.6 billion of incremental charges we took in last year's 2nd quarter.

     If we back out these charges from last year, consistent with Street models, expenses would be up 9.6%.

     Since revenue was up 10.1%, total Expense-to-Revenue improved by a tenth of a point.

     Underneath this, we significantly improved our expense-to-revenue:

          o    in SG&A by five tenths of a point, down to 20.6%, and

          o    in R&D by four tenths of a point, down to 5.7%.

Now let me go through our "road map" of specific expense items that can help or hurt earnings in different ways quarter to quarter.

     Year-to-year this quarter, most factors hurt our profit, as in the 1st quarter:

          o As will be the case each quarter this year, income resulting from retirement-related plans was a big factor, down $144 million.

          o IP Income of $199 million dollars was down $44 million from a year ago.

                    Our largest IP transaction was $50 million. No other transaction came close to that.

          o Continued workforce rebalancing expense was $153 million dollars, up $53 million from the $100 million we discussed last year.


     On the other hand, provisions against Accounts Receivable were $92 million less than last year's 2nd quarter.

          > However, our Accounts Receivable reserve for bad debt on the balance sheet is up $57 million year-to-year.

          > Our Reserve as a percentage of our Accounts Receivable is also up year-to-year, from 3.3% to 3.5%.

          > Over the past two years, you will recall we had made sizable provisions each quarter to reflect the general economic environment as well as specific customer issues, such as in the Telecomm sector and in the Latin America region. These issues have stabilized and contributed to lower year-to-year charges.

          >    And the overall credit rating of our customers has improved.

     Finally, there were a number of items that were not significant to our earnings this quarter:

          o    Equity transactions
          o    Real Estate transactions, and
          o    Interest income

     If they become significant in the future, either as a help or hurt, we will discuss them.

     But the net of this total road map of expenses was about a 5-cent hurt to earnings per share this quarter.

Now let me call out, as we also did back in the 4th quarter, that our reported results benefited by $25 million from the accounting process of truing up estimated reserves associated with those 2nd-quarter actions last year. Let me clarify.

First, you will recall that in our 2nd-quarter discussion last year, our total charges were actually $1.7 billion. But we assumed that we normally incur roughly $100 million in quarterly workforce rebalancing. That's why we speak of last year's charges as being an incremental $1.6 billion.

Just as the Street excluded those incremental charges from operational results back then, it is appropriate that the true-up also be excluded this quarter from Expense as well.

That would mean that our reported Earnings per Share would be a penny lower.

One last point on currency.

          As we've often pointed out, we have ongoing hedging programs that are intended to mitigate the volatility of currency.

          The impact of these hedging programs is reflected in SG&A, Other Income and Expense, as well as cost of goods sold.

          As we normally do, we have provided you a supplemental chart at the end of the presentation which benchmarks currency's potential impact on future quarters' revenue, assuming Monday's exchange rates.

Now let's turn to Cash Flow -- Chart 9.

CASH FLOW (FAS 95)
------------------

As with last quarter, we'll start with this standard chart based on FAS 95.

Then we'll give you our perspective of how we invest that Net Cash from operations.

So let me make a few points on this GAAP view of cash flow.

     Year-to-date, Net Cash Provided by Operating activities was $6 billion, up slightly from last year's 1st half.

          Improved Net Income and good Working Capital management helped us offset increased payments of about $250 million of restructuring and about $200 million in contributions to Non-US pension plans.

     Our Trade Days Sales Outstanding, or DSO, was flat year-to-year, driven by strong collections from customer revenue which helped to offset the impact of PwC Consulting's longer terms.

Now let's look at Cash Flow in terms of how we invest it-- Chart 10.

1H03 CASH FLOW ANALYSIS
-----------------------

The key difference from the FAS 95 Cash Flow presentation is that this chart considers our Global Financing Receivables as an investment on which we make profit, not as Working Capital that we want to minimize for efficiency.

We invest Cash from Operations in three broad categories.

          Two of which are for organic growth:

          o    capital expenditures, and
          o    Global Financing Receivables, which drive Global Financing debt

          The third is acquisitions -- sometimes offset by divestitures.

Then, we return cash to shareholders, in the form of stock buybacks and dividends.

Net Cash Provided from Operations for the first half, excluding Global Financing Receivables, was $2.7 billion, up slightly from last year.

While we were down about $700 million in the 1st quarter, our 2nd quarter was very strong. The principal reasons were better net income and progress made quarter-to-quarter in working capital.

So first, the investments:

     o Net Capital Expenditures were $2 billion, down $363 million from a year ago, driven primarily by slowing investments in our Microelectronics business as we complete our 300 millimeter facility.

     o Next, Global Financing Receivables, net of changes in Global Financing Debt, were a source of $1.5 billion in the 1st half, due to the continued decline in customer financing opportunity.

     o Finally, acquisitions increased $1.1 billion, driven by the acquisition of Rational Software.

Next, the return to shareholders:

     o Share repurchase remains an important part of our financial model. But given the acquisition of Rational Software, our share repurchase was reduced in the 1st half.

               We spent $171 million to buy back approximately 2.1 million shares, with $3.7 billion remaining from our last Board authorization.

               Average diluted shares for the quarter were 1.764 billion, up slightly from a year ago.

     o Finally, we paid out $536 million in dividends in the first half of 2003.

Before we move on, let me make two points regarding our use of Cash in the 2nd half:

     o    First, our pension fund.

               Last year, we infused $4 billion -- cash and stock -- into our US pension plan, even though we did not have a minimum funding obligation. The shortfall was caused by the combination of weak equity markets, which drove our pension assets down, and lower interest rates, which drove our ABO liability up.

               This year the markets have recovered to some degree, but interest rates have reached unusually low levels. We will continue to monitor this as well as regulatory and legislative developments. While it is again unlikely that we will have a minimum funding obligation this year, if the US plan is under funded at year-end, we will either fully fund or record a noncash charge to equity.

     o    Now let me turn to our stock buyback program.

               Due to our strong cash flow, we have absorbed the acquisitions of PwC Consulting and Rational Software. Our cash position is strong, and our debt leverage is conservative.

               So, as I indicated at the end of last year, we will increase our stock buyback program in the 2nd half of this year.

Now, please turn to Chart 11, and we'll discuss the Balance Sheet.

2Q03 BALANCE SHEET
------------------

Our cash level at the end of the 2nd quarter remained high at $5.8 billion:

     o    up more than $2 billion dollars from a year ago;

     o and down only slightly from year-end 2002, despite payment for Rational and for employee variable compensation.

96% of our total debt of $23.8 billion is driven by our Global Financing business, and Global Financing was leveraged at an appropriate 6.7 to 1.

The remaining non-financing debt level of $878 million is up from a year ago, but down sequentially.

Debt-to-capital was well within acceptable levels at 3.7%, and back to where it was a year ago.

Let me emphasize that, with all that we've done in the past several quarters:

     o    a couple of major acquisitions
     o    significant restructuring of our business
     o    multi-billion-dollar funding of the US pension plan, and
     o    continued multi-billion-dollar investments in our organic growth

     -- the Balance Sheet remains very strong.


Now let me turn to a discussion of some of our individual businesses -- starting with Global Services -- Chart 12.

GLOBAL SERVICES
---------------

Given the environment, Global Services had another solid quarter.

     o    During the quarter, we believe we held or gained share, with,

     o IGS Revenue at $10.6 billion, up 23% as reported and 14% at constant currency.

     o Services was up 25%, or 17% at constant currency, while maintenance was up 8%, or flat at constant currency.

Total signings for Services were $10.7 billion.

     This quarter we signed:

          o    13 deals greater than $100 million,

          o    of which five deals were greater than $250 million.

          o Long-term signings, including Strategic Outsourcing, Business Transformational Outsourcing and US Federal Government business with Business Consulting Services, were about $5 billion.

          o Our BCS signings continued to show improvement, with year-to-year growth rates improving from the 1st quarter.

          o    We are beginning to see traction in our BTO business.

               o For procurement, we won a major extension at United Technologies and a new contract with Raytheon aircraft.

               o    And for customer care, we won a bank in Europe.

     Quarterly signings get a lot of attention, yet it is obviously tough to predict when customers are ready to close these complex deals.

          Case in point, as you know, both Qwest and the State of California just signed. We're off to a very good start in the 3rd quarter, with multiple deals totaling almost $3 billion.


The backlog for Global Services, including Strategic Outsourcing, BCS, IT Services and Maintenance, was estimated at $112 billion at the end of the quarter.

Entering the 3rd quarter, our pipeline of opportunity remains strong, across all geographies and lines of businesses. The pipeline for BTO is particularly strong, and has grown significantly during the 2nd quarter.

IGS gross profit margin at 25.9% improved sequentially by about one point, but is still down year-to-year by just under a half-point, driven by the PwC Consulting acquisition.

Now, let's review the three major segments of Global Services:

Strategic Outsourcing, which was 40% of Global Services, was up 12% year-to-year, or about 5% at constant currency.

Our on demand value proposition continued to resonate with our customers. This quarter:

     o we signed an agreement with Electrolux, outsourcing its entire European desktop and network environment. Support, administration and help desk services will be paid on a per-user basis.

     o For Hillenbrand, a leader in the health services industries, we are deploying an on-demand technology infrastructure, which will enable the rapid addition of large numbers of new users, to support the development of new products and services.

IGS continued to demonstrate its competitive advantage delivering "on demand" solutions through the use of its unique business transformational skills and the leverage of its existing scale.

e-Business hosting, which provides web hosting infrastructure and application management as an Internet service, continued its strong pattern of growth, up 30% year-to-year and 14% sequentially, with positive profit contribution in each geography. During the quarter, Gartner, Meta Group and Tier One all recognized IBM as the leader in the hosting market.

Integrated Technology Services grew 7%, but was flat at constant currency. ITS was almost 30% of Global Services, and includes product support services and maintenance.

ITS revenue was impacted by a year-to-year reduction in network installation services in the public education sector. This impact is expected to moderate after the 3rd quarter.

And finally, the third segment of IGS, Business Consulting Services:

With the acquisition of PwC Consulting, BCS now represents more than 30% of Global Services revenue. This unit grew 66% for the quarter, or 53% at constant currency.

     o Although the Americas continued to lead our overall growth, both EMEA and AP improved their year-to-year growth rates over last quarter.

     o    We will continue to focus on improving margins, particularly in EMEA.

Now, let me give you a couple of additional specifics on the progress of the PwC Consulting integration:

     o    We continue to retain about 98% of the partners.

     o So far, we've regained 121 of the 149 accounts that dropped PwC Consulting prior to the acquisition, due to auditor independence issues.

So, overall, a good quarter for Global Services.

     o We had relatively good signings, given the environment, with a jump start on the 3rd quarter,

     o    improved revenue performance in the SO and BCS segments, and,

     o continued successful integration of PwC Consulting into the new Business Consulting Services.

Now, Click on the Next button for Chart 13, and I'll discuss our Technology
Group.

TECHNOLOGY GROUP
----------------

Revenue for the Technology Segment was down 25% year-to-year, driven primarily by our decision to exit low-margin businesses I discussed with you at the end of the year.

The Technology Segment showed a loss of $111 million, more than we had anticipated. Two issues:

     o First, yields from our 300 millimeter line during the startup were low, resulting in higher costs. Our yields improved during the quarter, and I expect this to be less of an impact going forward.

     o Second, while I won't be specific, we saw a shift in demand from our OEM customers. While some have firmed up, others remain weak.

Let me remind you that IBM Systems Group remains the largest customer, comprising about a third of the total TG segment revenue.

IBM servers had a very strong quarter.

Much of the eServer competitive and financial success is due to microprocessors which are so advanced that they can only be built in our fabs.

While others still talk about silicon-on-insulator and dual-core processors, IBM has delivered two generations, the Power 4 and the Power 4+, and we're hard at work on the next generation.

A year ago, I told you about the restructuring of our Microelectronics business. There were two major objectives:

     o    narrow our offerings to those areas where we had leadership, and

     o shift our capacity to meet just those needs, thereby lowering our break-even point.

So, in addition to providing advanced technology for IBM systems, we would focus our offerings on PowerPC, ASICs and high-end or advanced foundry, and that we would initiate a new technology services business.

Let me take a minute to recap how that transition has gone so far.

     o In PowerPC, IBM has developed a very deep customer partnership with Apple.

               64-bit IBM PowerPC microprocessors are the brains of the new PowerMac G5, which Apple has declared is the fastest personal computer.

     o In ASICs, we remained number one in market share for the fourth consecutive year and have increased our lead over our closest rivals.

               We also announced an expansion of our custom chip-making beyond traditional ASICs, providing a higher level of design services support to drive down the cost, time-to-market and complexity of custom chips for our customers.

     o And in advanced foundry, our wins with Analog Devices and Nvidia have been widely reported.

               As we have made clear, IBM's model is to create deep partnerships with selected external customers and offer them access to our advanced chip technology and knowhow.

     o Finally, our Engineering & Technology Services business unit began operations in the third quarter of 2002 and is already profitable.

               E&TS revenue was down $5 million sequentially due to the timing of some contracts. However they continue to grow their backlog, and I expect this unit to grow in the 3rd quarter, and again in the 4th quarter.

Our 2002 restructuring actions lowered our break-even point down to approximately $1.1 billion per quarter, including internal and external revenue.

We don't expect to see sequential revenue pickup until the 4th quarter. We are closely monitoring demand and bringing new tooling on-line appropriately.

We continue to expand on initiatives we started last year. For example, we just signed off on the consolidation of some of our non-US packaging capacity that will take effect in the 3rd quarter.

However, due to the combination of customer demand situations and initial yields, TG will not break even this year, although it will improve profitability over 2002.

While our reported results in this segment are not satisfactory, our Microelectronics Division is providing leadership technology to the Systems Group and remains on the strategy we set out last June.

Now click on the Next button for Systems Group -- Chart 14.

SYSTEMS GROUP -- eSERVERS AND STORAGE
-------------------------------------

IBM Systems Group grew 10% year-to-year as reported, 3% at constant currency, growth driven by continued share gains and especially strong performance in our Power servers, Intel-based servers and midrange disk.

Gross profit was also up, both year-to-year and sequentially, as we continued to benefit from our Microelectronics technology and supply chain initiatives.

Our new zSeries z990 mainframe, the most advanced high-end server ever created, shipped its initial configurations on schedule in the last two weeks of the quarter.

We are generally pleased with the early customer acceptance, and revenues for zSeries were up more than 35% sequentially.

T-Rex was originally planned to be shipping in the second half of 2003, but was accelerated to ensure we satisfied the urgent needs of our largest customers.

In the 2nd half, we will deliver additional functionality that addresses the needs of many other customers. For example:

          In 3Q we will ship secure-key cryptography, which is particularly important to the financial services sector.

          In 4Q we will double the available I/O channels. This is key to customers wanting to consolidate servers for fast payback savings, particularly Linux servers.

     Mainframes offer customers unique computing capabilities, and they continue to enjoy healthy margins. Based on these improving margins we will continue to make this platform even more price competitive.

Our pSeries UNIX server revenue grew 20% year-to-year, 13% at constant currency.

We are now well into our third year of pronounced share gains in the UNIX segment. We saw continued strength in both high-end and low-end. The p630 was sold out. The reason for these share gains is simple.

     This quarter we completed the transition from Power4 to Power4+ technology with leadership on/off Capacity on Demand offerings.

     In addition, we maintained benchmark superiority vs. HP's recent Madison announcement, and we did it with half of the number of processors and a lower cost per transaction.

iSeries revenue was up 6% year-to-year at actual, down 2% at constant currency.

While there was strong growth in the Americas and Asia, that was offset by weakness in Europe.

Profit remained strong on this integrated platform, enhanced by a mix shift toward bigger, more richly configured boxes. These often include on demand offerings with bundled middleware and Linux capabilities.

And we expect to see continued strength in demand as customers with older generation iSeries migrate to our current technology.

Total xSeries revenue grew 18%, 11% at constant currency

Servers grew 23%, or 16% at constant currency, while workstations were down 20%, or 25% at constant currency.

We saw strength in both the multiprocessor and clustered environments. The common thread driving the two is leading-edge IBM technology.

     For those customers requiring multiple processors, IBM is the only vendor to offer 4-way servers that can easily be upgraded to 8-way, 16-way, and later this year, 32-way servers, thereby easily adapting to customer growth.

     For those customers requiring large clusters, we offer rack and blade solutions which leverage IBM Director to manage the servers and reduce cost and complexity in their infrastructure.

     Speaking of blades, customers have recognized the benefits of IBM's ability to package and manage this very dense server platform.

          We shipped over 9,000 blades this quarter, and we expect to be the market leader in this important new segment.

     We believe that when the industry data becomes available, IBM xSeries servers will have gained over a point of share.

Turning to storage:

     Shark grew 16% year-to-year, 8% at constant currency, and gained share.

          The integration of storage into the Systems Group has enhanced our ability to deliver integrated server-storage solutions, offering synergies not available from other vendors.

          Midrange storage grew over 40% year-to-year, over 30% at constant currency, driven by FAStT's more than doubling year-to-year.

          Tape was down 6%, 13% at constant currency.

               Our LTO offering continued to show growth, but this was more than offset by weakness in the high-end tape product.

          Now, as I indicated last quarter, we just began shipping the first two products in the IBM Storage Virtualization Family, IBM Total Storage SAN Volume Controller and SAN Integration Server.

               As you know from industry analyst reports, the cost of managing storage outweighs the cost of storage itself by as much as four to one.

               These products are aimed at that management cost, by improving storage utilization, productivity and availability.

               Importantly, these are the first storage virtualization products based on open standards established by the Storage Network Industry Association.

One last point on Systems Group. A large portion of the eServers we ship have additional capacity that customers can tap into on demand, either temporarily or permanently.

     Customers like this because it gives them flexibility that is easy to manage.

     We like it because it gives customers what they want, and it's an effective and efficient way of getting incremental revenue.

     Revenues from these offerings were up significantly and continued to build momentum.

Now click on the Next button for Personal Systems Group -- Chart 15.

PERSONAL SYSTEMS GROUP
----------------------

Revenue in the quarter from our Personal Systems Group was down 3% year-to-year as reported, 8% at constant currency. Increased volumes were more than offset by declining prices.

This segment came close to break-even, losing $8 million, which is a $27-million improvement over last year's 2nd quarter.

Our supply chain initiatives continue to yield results:

     o    Inventories were down 16% year-to-year, and,

     o    DSO improved by three days since last year.

     Dropping commodity prices drive down average unit revenues, but we were able to take the reduced costs directly to gross margin, which was up over a point year-to-year.

     Also helping our margins was the benefit we are seeing from the industry shift from desktops to laptops.

                  This bodes well for IBM's strong ThinkPad brand.

                  This quarter, the percentage of ThinkPads of our PC sales grew on both a year-to-year and sequential basis to over 55%.

                  Last week, the IBM ThinkPad received PC Magazines "Reader's Choice" award and, for the second year in a row, received an "A" rating in that publication's survey of its readers.

Now if you'll move to Chart 16, we'll cover Software.

SOFTWARE
--------

Our software business, at $3.5 billion, grew 6% as reported, but declined 2% at constant currency.

     Operating Systems, which represents 17% of total software, were up 5%, but declined 2% at constant currency.

     Middleware was up 7%, or down 1% at constant currency.

In this difficult economy, customers continued to delay major purchases, and the average deal size declined year-to-year.

     o Despite these challenges, our WebSphere and DB2 product families continued to grow.

     o    Tivoli performance improved significantly versus the 1st quarter.

     o So we believe we held or gained share across all key segments in our middleware portfolio, with the exception of Lotus.

Now, let's look at our middleware software products.

The WebSphere family of software grew revenue by 14%, or 6% at constant currency.

     While our largest competitor has experienced declining license revenues for the last seven quarters in a row, our sustained growth and continued share gains testify that we have the industry's most complete and scalable portfolio of infrastructure software.

     Within the WebSphere family:

          Our Portals software grew 74%, or 58% at constant currency. This software integrates Web-based applications, including advanced collaboration technology, providing a singular desktop interface to the user.

          Our Application Server continued to show strong growth at 26% or 18% at constant currency.

The Rational acquisition continued to exceed our profit expectations.

     Revenue grew 6% versus Rational Corporation's reported numbers for the 2nd quarter last year, and license revenue grew 17%.

          The Americas and AP were particularly strong.

     The integration continued at a rapid pace. Retention of senior management, employees and customers remained strong, and sales processes have been fully integrated.

     We also recently announced two new Rational products.

Our Data Management software had mixed results, with revenue up 1% for the quarter, but down 6% at constant currency.

     Our DB2 database software continued to experience strong growth at 16%, or 7% at constant currency.

     While DB2 software on the host environment was up, performance on the distributed platform was particularly strong, up 23% or 14% at constant currency.

     Offsetting this strong performance:

          o sales of our host-based DB2 tools were down year-to-year on a tough compare, and

          o    Other legacy data management products also declined.

Tivoli software performance improved in 2Q, growing 9%, although flat at constant currency.

     Tivoli's Security and Storage software had very strong growth, while the traditional systems management area declined slightly on a tough compare.

Lotus messaging software, which includes Notes and Domino, declined 3%, down 12% at constant currency.

     Our messaging software platform is transitioning from the mature Notes/Domino into new product areas.

          o We recently began shipping IBM's new Workplace Messaging software, a web-based e-mail solution for "deskless" employees such as factory floor personnel.

          o Our new Workplace Messaging Platform, based on a WebSphere, DB2, Java based scalable platform, is due to ship in the 4th quarter.

Good performance by certain key products in our five software brands was offset by weakness in some of our older legacy middleware products.

     For example, our traditional host software products like CICS, Storage and Printer Software were flat, or down 7% at constant currency.

But we have two key broad initiatives to drive revenue.

     o Our Independent Software Vendor momentum continued to build as we signed three new strategic alliance agreements this quarter.

               We have expanded our already successful relationships with partners such as Chordiant, I2, J.D. Edwards, SunGard, SAP, and SAS.

     o And second, our Small and Medium Business reach continued to build momentum through two combined efforts:

          > The SMB Express Product Bundles, which combine self-installing versions of our strategic middleware, hardware, services and financing, continued to roll-out.

          > The ISV Advantage program, designed to build loyal partnerships with ISV's that are committed to open standards and IBM, is off to a solid start. A total of 43 agreements were signed in the second quarter including the first international agreements.

Gross profit margin for software improved 1.5 points to 86%, assisted by currency.

     A recent article emphasized the benefits of our software componentization, where common components can be shared across multiple products.

     This strategy improves developer productivity and speeds our time to market, which helps our middleware platform become a de facto industry standard.


So, you should expect continued improvement in software in the 3rd quarter. We should be able to grow this segment in double digits, as reported.

Now if you'll click on the Next button for Chart 17, I'll quickly wrap up.

CLOSING REMARKS
---------------

Our customers continue to invest in IT very carefully, with clear focus on fast payback.

     Strategically, they have developed a clearer view of the longer-term direction they want to take with IT, in terms of leveraging its ability to horizontally integrate the business functions of their companies.

     The investments they are making today in their IT infrastructure are consistent with their operational objectives and their strategic direction, supporting on-demand capabilities increasingly based on open standards.

     Current IT demand is good, but not robust. Customers are investing to meet today's needs within their tight financial controls.

          But we continue to gain share. Our offerings both offer superior price/performance to address the fast payback requirement, and are consistent with their longer-term requirements for IT.

          And when IT spending picks up, the combination of our technology leadership and our strategic business insight will enable us to support our customers' strategic objectives -- and to accelerate our growth.

So our 2nd quarter, like our 1st quarter, was a good quarter in a tough environment.

The strength of our portfolio is its resilience, which comes from its breadth and its annuity-like financial core. For example:

     Weakness in our Financial Services and Distribution customers was offset by strength in our Public Sector and Small and Medium Business customers.

     Weakness in our Microelectronics business was offset by strength in our eServer business.

     And, we continue to gain share in key businesses.

The strength of our portfolio, the continued execution of our e-business on demand strategy, and continued share gains, will enable us to achieve our 2003 revenue and profit objectives.

Now Hervey and I will take your questions.

                                                                  ATTACHMENT III
--------------------------------------------------------------------------------



        IBM 2Q 2003
        EARNINGS PRESENTATION

        JULY 2003

--------------------------------------------------------------------------------

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual result to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                          IBM FINANCIAL SUMMARY
                          ---------------------

CONTINUING OPERATIONS

                                                                           Yr/Yr
                                          B/(W)                B/(W)     w/o $1.6B
                                 1Q03     Yr/Yr       2Q03     Yr/Yr     2Q02 Chgs
                                ------   --------    ------   --------   ---------
Revenue                         $20.1B      11%      $21.6B      10%
  @CC                                        4%                   3%

  GP%                            36.0%   (0.1 pts)    37.0%      --
  E/R%                           26.2%   (0.2 pts)    25.6%    8.4 pts     0.1 pt

Pre-Tax Income                    2.0B       9%        2.5B     314%       11%

  PTI%                            9.9%   (0.2 pts)    11.4%    8.4 pts     0.1 pt

  Tax Rate                       30.0%   (0.8 pts)    30.0%   (4.7 pts)   (0.1 pt)
  Shares (Diluted)(M)            1758       --        1764       (2%)

EPS                              $0.79     $0.06      $0.98     $0.73      $0.09

Net Cash from Operations
(Ex. Global Fin. Receivables)  ($0.3B)    ($0.7B)     $3.0B     $0.7B

Global Financing Leverage        6.8       (0.2)       6.7       0.2
Non-GF Debt/Cap                   7%      (4 pts)       4%        --

                                IBM REVENUE
                                -----------

                                        B/(W)    Yr/Yr                B/(W)    Yr/Yr
                                        --------------                ---------------      % of
($B)                            1Q03    Rptd      @CC       2Q03      Rptd       @CC      1H Rev
                                ----    ----     -----      ----      ----      -----     ------
Global Services                 10.2     24%      15%       10.6       23%       14%        50%

Hardware                         5.8     (1%)     (6%)       6.6       (1%)      (6%)       30%

Software                         3.1      8%       2%        3.5        6%       (2%)       16%

Global Financing                 0.7    (10%)    (15%)       0.7      (18%)     (24%)        3%

Enterprise Inv./Other            0.3      7%      (2%)       0.2        6%       (1%)        1%


IBM                             20.1     11%       4%       21.6       10%        3%       100%

                              IBM GEOGRAPHIC REVENUE
                              ----------------------

                                        B/(W)    Yr/Yr                B/(W)    Yr/Yr
                                        --------------                ---------------      % of
($B)                            1Q03    Rptd      @CC       2Q03      Rptd       @CC      1H Rev
                                ----    ----     -----      ----      ----      -----     ------
Americas                         8.6      5%        7%       9.5        5%         5%       43%

Eurpoe/ME/A                      6.3     23%        3%       6.9       23%         3%       32%

Asia Pacific                     4.5     14%        5%       4.6       12%         6%       22%

OEM                              0.7    (15%)     (16%)      0.6      (30%)      (31%)       3%


IBM                             20.1     11%        4%      21.6       10%         3%      100%

                       IBM REVENUE - KEY INDUSTRY SECTORS
                       ----------------------------------

                                        B/(W)   Yr/Yr                 B/(W)    Yr/Yr
                                        --------------                ---------------     % of 1H
($B)                            1Q03    Rptd      @CC       2Q03      Rptd       @CC      Geo Rev
                                ----    ----     -----      ----      ----      -----     -------

Financial Services               4.8     11%        3%       5.3        8%        --         25%

Public                           3.0     19%       11%       3.4       19%        13%        16%

Industrial                       2.6     13%        4%       2.8       17%         9%        13%

Distribution                     1.9     12%        4%       1.9        2%        (4%)        9%

Communication                    1.8      8%        2%       2.0       15%         8%         9%


Small/Medium                     4.3     13%        6%       4.9       17%         9%        23%

All Sectors                     19.3     12%        5%      21.0       12%         4%       100%

                             IBM GROSS PROFIT MARGIN
                             -----------------------



                                           B/W                      B/W         % of
($B)                            1Q03      Yr/Yr       2Q03         Yr/Yr       1H Rev
                                ----      -----       ----         -----       ------
Global Services                24.9%    (1.1 pt)      25.9%      (0.4 pts)        50%

Hardware                       26.6%     2.1 pts      26.9%       2.1 pts         30%

Software                       84.6%     3.5 pts      86.2%       1.5 pts         16%

Global Financing               58.9%     2.3 pts      54.6%      (2.2 pts)         3%

Enterprise Inv./Other          36.7%   (19.5 pts)     41.9%      (3.9 pts)         1%


IBM                            36.0%    (0.1 pts)     37.0%         --           100%

                                IBM EXPENSE SUMMARY
                                -------------------


                                           B/W               B/W       2Q02       Yr/Yr
($B)                            1Q03      Yr/Yr     2Q03    Yr/Yr     Charges    w/o Chgs
                                ----      -----     ----    -----     -------    --------
SG&A                            4.2       (5%)       4.5     16%       1.1**       (8%)

RD&E                            1.2       (5%)       1.2     (2%)

IP and Custom Dev. Income      (0.3)      (5%)      (0.2)   (18%)

Other Income and Expense        0.1        nm        --      99%       0.5          nm

Interest Expense                 --      (32%)       --     (25%)

Total Expense and Other
  Income                        5.3*     (12%)       5.5     17%       1.6**      (10%)

  E/R%                         26.2%   (0.2 pts)    25.6%  8.4 pts                0.1 pt


nm = not meaningful
 * Rounding
** Incremental

                                 IBM CASH FLOW
                                 -------------

($B)                                                   1H02     FY02      1H03
                                                      -----    -----     -----
Net Income from Continuing Ops.                         1.7      5.3       3.1
  Depreciation/Amortization                             2.7      4.4       2.3
  Working Capital/Other                                (1.8)     0.8      (2.7)
  GF A/R                                                3.2      3.3       3.2
-------------------------------------------------------------------------------
Net cash provided by operating activities               5.8     13.8       6.0*
-------------------------------------------------------------------------------
  Capital Expenditures, Net                            (2.3)    (4.6)     (2.0)
  Divestitures                                          --       1.2       --
  Acquisitions                                         (0.1)    (3.2)     (1.2)
  Other Investing                                       --      (0.3)     (0.2)
                                                      -----    -----     -----
Net cash used in investing activities                  (2.5)*   (6.9)     (3.3)*
  GF Debt                                              (1.2)    (3.1)     (1.7)
  Non-GF Debt                                          (1.2)    (0.1)     (1.2)
  Dividends                                            (0.5)    (1.0)     (0.5)
  Share Repurchase                                     (3.5)    (4.2)     (0.2)
  Other                                                 0.6      1.1       0.5
                                                      -----    -----     -----
Net cash used in financing activities                  (5.8)    (7.3)     (3.1)
Effect of exchange rate changes on cash                 0.1      0.1       0.1
Discontinued Operations                                (0.5)    (0.7)     (0.2)
-------------------------------------------------------------------------------
Net change in cash & cash equivalents (Cont Ops)       (2.9)    (0.9)*    (0.5)
-------------------------------------------------------------------------------

* Rounding

                            IBM CASH FLOW ANALYSIS
                            ----------------------

($B)                                                  1H02      FY02     1H03
                                                     -----     -----    -----
Net cash from Operations (Cont. Ops.)                  5.8      13.8      6.0
Less: GF Accounts Receivable                          (3.2)     (3.3)    (3.2)
                                                     -----     -----    -----
Net cash from Operations (Cont Ops), excl GF rec.      2.6      10.5      2.7*

Investing Activities
  Capital Expenditures, Net                           (2.3)     (4.6)    (2.0)
  GF A/R                                               3.2       3.3      3.2
  GF Debt                                             (1.2)     (3.1)    (1.7)
                                                     -----     -----    -----
    Net GF Debt to A/R                                 2.0       0.2      1.5
  Acquisitions                                        (0.1)     (3.2)    (1.2)
  Divestitures                                         --        1.2      --

Return to shareholders
  Share Repurchase                                    (3.5)     (4.2)    (0.2)
  Dividends                                           (0.5)     (1.0)    (0.5)

Change in Non-GF Debt                                 (1.2)     (0.1)    (1.2)
Other                                                  0.7       1.5      0.8
Discontinued Operations                               (0.5)     (0.7)    (0.2)
                                                     -----     -----    -----
Change in cash & marketable securities                (2.8)     (0.4)    (0.2)*

* Rounding

                              IBM BALANCE SHEET
                              -----------------

                                       June     Dec       June
($B)                                   2002*    2002      2003
                                      ------   ------    ------
Cash & Marketable Securities            3.6      6.0       5.8
Non-GF Assets**                        47.0     56.4      59.3
Global Fin. Assets**                   33.6     34.1      31.8
Disc. Ops. Assets                       2.2
                                     ------   ------    ------
Total Assets                           86.4     96.5      96.9
Other Liabilities                      39.2     47.7      46.5
Disc. Ops. Liabilities                  0.2
Non-GF Debt                             0.6      2.2       0.9
Global Fin. Debt                       25.2     23.8      23.0
                                     ------   ------    ------
Total Debt                             25.8     26.0      23.8***
                                     ------   ------    ------
Total Liabilities                      65.2     73.7      70.4***

Equity                                 21.2     22.8      26.6***

Non-GF Debt/Cap                          4%      10%        4%
Global Fin. Leverage                    6.9      6.9       6.7

*   Reclassified to conform with 2003 presentation
**  Excluding Cash and Marketable Securities
*** Rounding

                                GLOBAL SERVICES
                                ---------------

                        REVENUE $10.6B, +23%; +14% @CC

                                                     Yr/Yr Delta
                                          ---------------------------------
                                2Q03       Yr/Yr         @Act.        @CC
                               ------     -------       -------      ------
Revenue                         10.6         2.0          23%          14%
Gross Profit                     2.8         0.5          21%
Margin                          25.9%     (0.4 pts)

Revenue

  Strategic Outsourcing                                   12%           5%
  Business Consulting Services                            66%          53%
  Integrated Tech Services                                 7%           0%
    Maintenance                                            8%           0%


[GRAPHIC OMITTED]

"Omitted graphic is available on IBM's website (www.ibm.com)."

----------------------------
2Q03 Signings       $ 11B
Estimated Backlog   $112B
----------------------------

JUMP-START ON 3Q03 SIGNINGS

BUSINESS CONSULTING SERVICES

  -- Continued PwCC win-backs

ON DEMAND

  -- Strong pipeline
  -- Increased BTO Opportunity

                                TECHNOLOGY GROUP
                                ----------------

                       Segment Revenue $0.9B, -25% yr/yr
                       External Revenue $0.7B, -34% yr/yr

o Revenue decline driven by exited businesses

o Segment loss of $111M

     > 300mm startup costs - yields
     > OEM customer demand

o IBM Systems Group approximately 1/3 of TG business

     > Technology leadership

o Actions taken

     > 300mm ramp tied to OEM demand
       - Tooling consistent with customer requirement
     > Continued expense and structural focus
       - Non-US packaging assets optimization

                       SYSTEMS GROUP - eSERVERS & STORAGE
                       ----------------------------------
                      Revenue $3.2B, + 10% yr/yr; +3% @CC

                   Revenue
                Actual    @CC     Share      GP%
                ------    ---     -----      ---
zSeries          -5%      -11%      =         +     MIPS down 7% - New mainframe
                                                    functionality & price in 2H

pSeries         +20%      +13%      +         +     Both high-end & low-end
                                                    strength; p630 sold out

iSeries          +6%       -2%      =         +     High-end strength

xSeries Servers +23%      +16%      +         +     IBM technology for both
                                                    build-up & build-out

Storage         +12%       +4%      +         +    Shark & LTO tape growth Mid-
                                                   range disk up over 40% yr/yr
--------------------------------------------------------------------------------
Total Systems   +10%       +3%                     Strong e-bod & Linux demand


                             PERSONAL SYSTEMS GROUP
                             ----------------------

                       Revenue $2.7B, -3% yr/yr; -8% @CC

o Segment loss of $8M, better by $27M yr/yr

  > Ongoing benefit of outsourcing strategy

  > Supply chain execution

    - Inventory down 16% yr/yr

    - DSO improved 3 days yr/yr

o Gross Profit up 1 point yr/yr

  > Average unit revenue down offset by lower commodity costs

o Mix to ThinkPads - IBM strength

  > ThinkPads over 55% of PC revenue

                                    SOFTWARE
                                    --------

                          Revenue $3.5B, +6%, -2% @CC


                Act.   @CC                     Act.   @CC     Brand                Act.     @CC
                ----   ---                     ----   ---     -----                ----     ---
        OS       5%    (2%)                                   WebSphere Family      14%      6%
                                Distributed    17%    8%      Data Management        1%     (6%)
Middleware       7%    (1%)                                   Lotus                 (3%)   (12%)
                                       Host     2%   (5%)     Tivoli                 9%      0%
                                                              Other Middleware       0%     (7%)
                                                              Rational              na      na


                 ----------------------------------------------
                  Held or gained share across all key segments
                  or our middleware portfolio except for Lotus
                 ----------------------------------------------

o WebSphere continues strong pattern of growth

o Rational

  > Exceeding our profit expectations

  > Integration effort continues at rapid pace

o SMB building momentum

                                   [IBM LOGO]

-S1-

                       CURRENCY: YEAR-TO-YEAR COMPARISON
                       ---------------------------------

                           QUARTERLY AVERAGES PER US$


                                                               @7/15 Spot
                                                   7/15    ------------------
                      1Q03            2Q03         Spot     3Q03       4Q03
                  -----------     ------------    ------   -------   --------
Euro              0.93            0.88             0.88

   Yr/Yr                  18%              19%                13%      12%

Pound             0.62            0.62             0.62

   Yr/Yr                  11%              10%                 4%      2%

Yen                119             118              117

   Yr/Yr                  10%               7%                 2%      4%
                  -----------------------------------------------------------

IBM Revenue Impact       7 pts             7 pts            4-5 pts   4-5 pts


Negative Yr/Yr growth signifies a translation hurt

-S2-

                                 IBM CASH FLOW
                                 -------------

($B)                                             2Q02       FY02    2Q03
                                                 -----     -----   -----
Net Income from Continuing Ops.                    0.4       5.3     1.7
   Depreciation / Amortization                     1.6       4.4     1.2
   Working Capital / Other                         0.2       0.8     0.1
   GF A/R                                          0.9       3.3     0.8
                                                 -----     -----   -----
Net cash provided by operating activies            3.1      13.8     3.7*
                                                 -----     -----   -----
   Capital Expenditures, Net                      (1.1)     (4.6)   (1.2)
   Divestitures                                     --       1.2      --
   Acquisitions                                     --      (3.2)     --
   Other Investing                                  --      (0.3)    0.6
                                                 -----
Net cash used in investing activities             (1.1)     (6.9)   (0.6)

   GF Debt                                        (0.3)     (3.1)   (1.7)
   Non-GF Debt                                    (0.1)     (0.1)   (0.4)
   Dividends                                      (0.3)     (1.0)   (0.3)
   Share Repurchase                               (1.8)     (4.2)   (0.1)
   Other                                           0.2       1.1     0.1
                                                 -----
Net cash used in financing activities              2.2      (7.3)   (2.4)

Effect of exchange rate changes on cash            0.1       0.1     0.1
Discontinued Operations                           (0.3)     (0.7)   (0.1)
                                                 -----     -----   -----
Net change in cash & cash equivalents (Cont Ops)  (0.4)     (0.9)*   0.6*
                                                 -----     -----   -----


*Rounding

-S3-

                          NON-GAAP FINANCIAL MEASURES
                          ---------------------------

o In an effort to provide investors with additional information regarding the Companys results as determined by generally accepted accounting principles
  (GAAP), the Company also discloses the following non-GAAP information which management believes provides useful information to investors:

  > Management refers to growth rates at constant currency so that the business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company's businesses. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates

  > Managment provides selected 2nd quarter 2002 data excluding charges for special realignment and productivity actions to supply consistency in display with the July 2002 earnings presentation, provide comparability to 2nd quarter 2003 data, and highlight the overall impact of those charges on year-to-year fluctuations. Reconciliation to their related GAAP measures is included herein.

  > Management excluded $100M of average resource restructuring from the 2nd quarter 2002 charges for special realignment and productivity actions as this represents an average recurring charge that is included in 2nd quarter 2003 results. Therefore, it would provide misleading trending data to include this amount in the impact of the 2nd quarter 2002 special actions.

  > Management includes a presentation of cash flows that excludes the effect of Global Financing Receivables from Net Cash from Operations. For a financing business, increasing receivables is the basis for growth. Receivables are viewed as an investment and an income-producing asset. Therefore, management presents those financing receivables as an investing activity. Reconciliation to Net Cash from Operations is provided herein.

-S4-

                      RECONCILIATION FOR COMPARATIVE TRENDS
                      -------------------------------------


($B)                                                                           B/(W)     B/(W)
Continuing Ops                    2Q02       2Q02       2Q02                   Yr/Yr     Yr/Yr
                                 As Rptd    Charges    w/o Chgs     2Q03      As Rptd   w/o Chgs
                                 -------    -------    --------    -------    -------   --------
Revenue                            19.7                  19.7        21.6       10%        10%
SG&A                                5.3       1.1*        4.1         4.5       16%        (8%)
Other (Income) & Expense            0.4       0.5        (0.1)         --       99%         nm
Total Expense & Other Income        6.7       1.6*        5.0**       5.5       17%*      (10%)
E/R%                                 34%                   26%         26%     8 pts       --
PTI                                 0.6      (1.6)        2.2         2.5      314%        11%
PTI%                                3.0%                 11.3%**     11.4%     8 pts       --
Tax Rate                           25.3%                 29.9%       30.0%   (4.7 pts)     --
Inc. From Cont. Ops                 0.4      (1.1)        1.6**       1.7      288%        11%
Shares (Diluted) (M)             1730.4                1730.4      1763.7      (33)       (33)
EPS                               $0.25                 $0.89       $0.98    $0.73      $0.09



* Excludes $100M charge to SG&A for average resource restructuring. ** Rounding nm=not meaningful

-S5-

                         RECONCILIATION TO NET CASH
                              FROM OPERATIONS
                         --------------------------

($B)                              1Q03        Yr/Yr      2Q03     Yr/Yr
                                 ------      -------    ------   -------
Net cash from Operations
  (Cont. Ops.), excl GF rec       (0.3)       (0.7)       3.0      0.7

GF Accounts Receivable             2.5         0.2        0.8     (0.1)
                                  ----        ----       ----     ----

Net cash from Operations           2.2        (0.5)       3.7*     0.6


* Rounding

-S6-







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